Exhibit 99.1

CSX Transportation Names David Brown Executive Vice President and Chief Operating Officer

Names Cindy Sanborn Vice President, Chief Transportation Officer

JACKSONVILLE, Fla., Nov. 30 /PRNewswire/ -- CSX Transportation (CSXT) announced today that David A. Brown will be named Executive Vice President and Chief Operating Officer upon the retirement of Tony Ingram, December 31, 2009.

"I am excited about the leadership and experience David will provide. He is well qualified to continue the outstanding work of Tony Ingram and our team in safety, reliability and customer service," said Michael J. Ward, CSX chairman, president and CEO.

"Tony plans a well-deserved retirement after nearly 40 years in railroading. In the last few years, he has delivered to CSXT, its customers, employees and communities, one of the most successful operating tenures in U.S. railroading. Among many other accomplishments, Tony has built an exceptional team that will continue, and build upon, his remarkable legacy," Ward said.

Brown, 50, has a nearly 30-year railroad career, most recently serving as Vice President and Chief Transportation Officer, with operational responsibility for the railroad's 21,000 mile-transportation network. Brown holds a bachelor's degree in business administration with an emphasis on transportation from The University of Tennessee.

Succeeding Brown as Vice President and Chief Transportation Officer will be Cindy M. Sanborn, 44, who has been serving as Vice President-Northern region, responsible for operations and service.

"Cindy is a veteran railroader with vast knowledge of operations after more than 22 years of service. She has demonstrated strong leadership and delivered exceptional results in a variety of field and headquarters posts," Ward said.

Sanborn holds a bachelor's degree in computer science from Emory University and a master's in business administration from the University of Miami.

CSX Transportation Inc. is a principal operating company of CSX Corporation. CSX Corporation, based in Jacksonville, Fla., is one of the leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company's transportation network spans 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river, and lake ports. More information about CSX Corporation and its subsidiaries is available at the company's web site, www.csx.com.

SOURCE CSX Transportation

Gary Sease, CSX Transportation, +1-877-835-5279